STOCK PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is entered into this 17th day of November, 2010 by and between the Phoenix Productions and Entertainment Group, LLC (PPEG), a Nevada Limited Liability Corporation and/or its assignees (the "Buyers”), and Judson Bibb, a Tennessee resident (the “Seller”) and Z3 Enterprises, Inc, a Nevada corporation with an address of 2831 St. Rose Parkway, Suite 204, Henderson, NV 89052 (the Company”)

RECITALS

WHEREAS, the Seller is the legal or beneficial owner of 2,273,200 pre-split shares (the “Securities”) of common stock of the Company which represents approximately 68% of the issued and outstanding shares of  common stock of the Company; and

WHEREAS, Seller desires to sell and transfer to Buyer and Buyer desires to purchase in accordance with the terms and conditions set forth herein, a total of 2,273,200 pre-split shares of common stock out of the total 3,340,000 pre-split shares issued and outstanding shares of common stock in the Company; and

WHEREAS, it is in the best interest of the parties and the Company and its continued operations to enter into this transaction.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1: -

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Default”- the failure to pay any portion of the Purchase Price within the time frame set forth in this Agreement or the failure to deliver the common stock as required in the agreement.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

ARTICLE II
PURCHASE AND SALE OF SECURITIES AND SECURITY

Section 2.1	SALE OF SECURITIES:
Subject to the terms and conditions set forth in this Agreement, Seller shall transfer and convey the Securities to Buyer, free and clear of any and all liens, claims, and encumbrances, except for any restrictive legends appearing on any of the stock certificates.

Section 2.2	CONSIDERATION:

(a)           As payment for the transfer of the Securities by Seller to Buyer, at closing Buyer shall deliver the sum of One Hundred Thousand Dollars ($100,000) (the “Purchase Price”), and Seller shall deliver the Securities (2,273,200 shares) to the escrow agent. The Buyer shall have 30 days to complete its due diligence on the Company.

It is agreed and understood that the Seller shall not be required to transfer any portion of the Securities unless and until the required consideration has been paid in full.

Section 2.3
ESCROW:  All funds and share certificates shall be delivered to the “Escrow Agent”. Prior to Closing, Buyer shall deposit by wire transfer One Hundred Thousand Dollars ($100,000) with the Escrow Agent.  All share certificate(s) to be delivered with medallion signature guaranteed stock powers for transfer of such shares to Buyer or its assignees with instructions for delivery upon Closing.

ARTICLE III
PRECONDITIONS TO CLOSING/DUE DILIGENCE

Section 3.1
CONDITIONS TO CONSUMMATION OF THE TRANSACTION:  The respective obligations of the parties with respect to this Transaction shall be subject to satisfaction of conditions customary to transactions of this type, including without limitation,

(a) execution of this Stock Purchase Agreement by all parties;

(b) absence of pending or threatened litigation, investigations or other matters affecting the Seller, the Buyer or the Transaction; and

(c) satisfactory completion by the Buyers of due diligence investigation of the Company.

Section 3.2
DUE DILIGENCE:  Buyer shall be provided with access to the Companies books, records, financial statements, shareholder list and other information as may reasonably be necessary to complete due diligence on or before Wednesday December 17th, 2010 (the “Due Diligence Review Period”). The closing may occur upon completion of the Due Diligence period at any time on or before December 17th, 2010.

Section 3.3
CONDITIONS PRECEDENT TO BUYERS OBLIGATION TO CLOSE:  Buyers obligation to purchase the Securities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a)           All representations and warranties of Seller and the Company contained herein being true at the time of Closing.

(b)           Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any person affiliated with Buyer, any Proceeding involving any challenge to, or seeking damages or other relief in connection with the contemplated Transaction, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the contemplated transactions.

Section 3.4
CONDITIONS PRECEDENT TO SELLER OBLIGATION TO CLOSE: Seller’s obligation to sell the Securities and to take the other actions required to be taken by the Seller at Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a)	All representations and warranties of Buyer contained herein being true at the time of Closing;

(b)	Buyer shall have tendered the consideration as specified for Closing

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represent and warrant that at the time of the execution of this Agreement:

Section 4.1
MARKETABLE TITLE: The Seller shall convey to Buyer good and marketable title in and to the Securities, free and clear of any and all liens, claims and encumbrances, including, but not limited to, any and all pledges and security interests, and all other defects of title of any type whatsoever except for any restrictive legends.

Section 4.2
AUTHORITY: The Seller have the right, power, legal capacity and authority to enter into and perform its respective obligations under this Agreement and; except for SEC approval of the transaction, no other approvals or consents of any persons or entities are necessary in connection with it;

Section 4.3	OUTSTANDING CLAIMS, SUITS OR ACTIONS:
  Seller and the Company, individually and jointly are not aware of any outstanding claims, suits or actions or potential claims, suits or actions in connection with the contemplated sale of the common stock.

Section 4.4
CONTRACTS: The Seller and the Company are not party to any agreement, contract, or understanding, oral or written, express or implied, which would prevent them from lawfully entering into this Agreement or which would create an obligation upon any of them as a result of this transaction.

Section 4.5
NO IMPLIED WARRANTIES OR REPRESENTATIONS:  Except as set forth herein, the Seller and the Company have made no other representations or warranties to the Buyers with respect to the Securities or the transaction.

ARTICLE V
REPRESENTATION AND WARRANTIES OF THE BUYERS

The Buyers represents and warrants that:

Section 5.1
The Buyer is a sophisticated investor.  The Buyer has the financial ability to pay the consideration required at Closing and to bear the economic risk of this investment in the Company, has adequate means for providing for the current needs and contingencies of the Buyer and has no need for immediate liquidity with respect to the investment in the Company.

Section 5.2                      The Buyer:

(a)           has evaluated the risks of a purchase of the Securities and have relied solely upon their own investigation of the Company and the information and representations made by the Seller and the Company contained herein this Agreement and any written information and documents provided to Buyer by the Seller and/or the Company;

(b)           has been given the opportunity to ask questions of, and receive answers from, the Company and Seller concerning the terms and conditions of the Securities and other matters pertaining to this investment, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information contained in any documents provided in order for the Buyer to evaluate the merits and risks of the purchase of the Securities to the extent the Company or Seller possess such information or could acquire it without unreasonable efforts or expense, and have not been furnished with any other offering literature upon which the Buyer has relied;

(c)           has not been furnished by Seller with any oral or written representation or oral or written information upon which the Buyer has  relied in connection with the offering of the Securities that is not contained, or referred to,  in this Agreement;

(d)           has  investigated the acquisition of the Securities to the extent the Buyers have deemed necessary or desirable and the Company or Seller has provided  the Buyer with any assistance the Buyers have requested  in connection herewith;

(e)           has  determined that the Securities are a suitable investment for the Buyer and that at this time the Buyer can bear a complete loss of an investment in the Securities purchased hereby; and

(f)           is experienced in transactions involving the purchase of securities and obtaining control of companies such as the Company.

Section 5.3
The Buyer is not relying on the Seller, or the Company, or any of its affiliates, or this Agreement, with respect to the Buyers’ tax consequences with respect to the Buyers’ purchase of the Securities.

Section 5.4	The Buyer is aware that no federal or state agency has passed upon the Securities or made any finding or determination as to the fairness of this investment.

Section 5.5
The Buyer and or its assignee is an individual over the age of 18 years old or a registered entity and is empowered, authorized and qualified to purchase the Securities, in the manner contemplated in this Agreement.

Section 5.6
The Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and no approvals or consents of any persons or entities are necessary in connection with such actions.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 6.1	LIABILITIES:	As of the date of closing, there shall be no outstanding liabilities

Section 6.2
FINANCIAL INFORMATION: The Company has delivered or will deliver all requested financial information and such financial information when taken together as a whole is true, complete, correct, and accurate, and there has been no material change in the financial condition of the Company since the most recent financial information provided.

ARTICLE VII
SPECIFIC CONTRACTS AND AGREEMENTS
CONDUCT OF BUSINESS/CONFIDENTIALITY

Section 7.1
CERTAIN CONTRACTS CANCELLED:  As of the date of Closing certain contracts and agreements, whether oral or written, by and between the Seller and the Buyer shall be deemed cancelled and terminated and neither Seller nor Buyer shall have any further rights or obligations there under.  In particular:

(a)
Any employment agreements, stock purchase agreements, stock option agreements, convertible instruments and outstanding warrants of any kind whatsoever, by and between, or among, the Seller and the Company; and

(b)           Any loan agreements, expense reimbursement agreements, payment agreements, or monetary agreements of any kind whatsoever, by and between or among, the Seller and the Company.

Section 7.2
RESIGNATION FROM BOARD OF DIRECTORS, OFFICER POSITIONS AND EMPLOYMENT:   Immediately following Closing, Judson Bibb and any other Directors shall resign their positions on the Board of Directors and Buyer shall have the right to replace Judson Bibb and any other Directors of the Company. Immediately following Closing, Judson Bibb and any others shall resign his positions as Officers of the Company and Buyer shall have the right to replace Judson Bibb and any others as Officers of the Company.

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Section 7.3                      EXPENSES.  Each party shall be responsible for their own attorney’s fees.

Section 7.4
CONFIDENTIALITY: Each of the parties hereto agrees that it shall not use, or permit the use of, any and all of the information relating to the Seller or the Buyer, respectively, furnished to each other in connection with this Transaction (“Confidential Information”), except publicly available or freely usable material as otherwise obtained from another source, in a manner or for a purpose detrimental to the Seller or the Buyer, as the case may be, or otherwise than in connection with this Transaction. None of the Parties hereto shall, and each party shall cause its directors, officers, employees, agents, affiliates, and representatives not to, disclose, divulge, provide, or make accessible, or available, any and all of the Confidential Information, in whole or in part, to any person or entity, other than their respective and responsible officers, employees, advisors, or attorneys, or otherwise as required by law or regulation. The parties acknowledge that until public announcement, the terms and existence of this Agreement may be deemed material non-public information under the Securities Exchange Act of 1934, and shall govern their activities accordingly. Prior to Closing, neither party shall disclose the terms of this Agreement to any other person or entity other than its advisors, members, officers, or directors who are under a legal or contractual obligation of confidentiality.  Prior to Closing, neither party shall disclose the existence of this Agreement except to such advisors or as necessary in connection with due diligence under this Agreement.

ARTICLE VIII
INDEMNIFICATION AND POST CLOSING OBLIGATIONS

Section 8.1
INDEMNIFICATION BY BUYER:  Buyer, and, after Closing, the Buyer and the Company jointly and severally shall indemnify, save, defend and hold harmless Seller from and against any and all damages, costs, liabilities, and expenses, of any kind whatsoever (including reasonable attorneys' fees) arising directly out of (a) any and all activities and/or operations of the Company and the Company’s subsidiaries conducted after the Closing; (b) any and all breaches of this Agreement by Buyer;  (c) any and all claims by a third party relating to Buyers and/or the Company’s  actions or gross negligence, not also involving the actions or gross negligence of Seller, occurring after the Closing.

ARTICLE IX
THE CLOSING

Section 9.1
THE CLOSING.  The Closing shall occur on or before close of business Friday December 17th, 2010.  Closing may occur in counterparts as necessary. Buyer shall deposit One Hundred Thousand Dollars ($100,000) with the Escrow Agent by bank wire. Upon receipt of said bank wire, Escrow Agent shall deliver 2,273,200 shares of common stock with medallion signature guaranteed stock powers for transfer of such shares to Buyer(s) and $100,000 via wire transfer to the Seller.

ARTICLE X
GENERAL PROVISIONS

Section 10.1
ASSIGNMENT: Seller may not assign or transfer their interest and/or rights under this Agreement without the prior written consent of the Buyer.  The Buyer may assign this Agreement to one or more persons or entities of which the Buyer controls with the consent of the Seller.

Section 10.2	BINDING EFFECT: This Agreement shall be binding upon the parties hereto and their personal representatives, executors, heirs, beneficiaries, distributees, successors, and permitted assigns, if any.

Section 10.3
NOTICES: Unless otherwise changed by written notice, any notice or other communications required or permitted hereunder shall be deemed given if sent facsimile, hand delivery or courier addressed to the respective party at the address set forth in the initial paragraph of this Agreement or by other means if receipt of such notice is acknowledged.

Section 10.4	GOVERNING LAW:
This Agreement shall be governed and interpreted solely in accordance with the laws of the State of Nevada, and applicable U.S. federal law, if any, and in each case without regard to their choice of laws principles.  By entering into this Agreement the parties agree to the jurisdiction of the Nevada courts with venue in Clark County, Nevada.  In the event of any litigation, the prevailing party shall be entitled to recover all costs including attorney’s fees.

Section 10.5
SURVIVAL OF REPRESENTATIONS: All agreements, representations, covenants, and warranties, on the part of the parties contained herein, shall survive the Closing of this Agreement, and any investigation made at the time with respect thereto, shall not merge into any of the documents and instruments executed and delivered pursuant hereto, and shall remain enforceable to the fullest extent permitted by law and/or equity.

Section 10.6
ENTIRE AGREEMENT: This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior, and contemporaneous, negotiations, agreements, and understandings, whether written or oral.  This Agreement, nor any provision herein, may not be changed, waived, discharged, or terminated, except by an express written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

The following have executed this agreement as of the 17th day of November, 2010.

/s/ Judson Bibb_______________
Judson Bibb, President
Z3 Enterprises, Inc.

The Seller:

/s/ Judson Bibb__
Judson Bibb

Buyer:

/s/ Ross Giles _________________
Ross Giles, Managing Member
Phoenix Productions and Entertainment Group, LLC.